Exhibit (h)(7)

Exhibit A to the Transfer Agent Servicing Agreement – Amplify ETF Trust

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Online Retail ETF

Amplify YieldShares CWP Dividend & Option Income ETF

Amplify Transformational Data Sharing ETF

Amplify Advanced Battery Metals and Materials ETF

Amplify EASI Tactical Growth ETF

Amplify BlackSwan Growth & Treasury Core ETF

Amplify International Online Retail ETF

Amplify CrowdBureau® Peer-to-Peer Lending & Crowdfunding ETF